Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 29, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of INVESCO Treasurer's Series Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Denver, Colorado
February 26, 1999